Globe Specialty Metals Announces Appointment of Bruce Crockett, Chairman of the Invesco Mutual Funds Group, as Director

Miami, Florida - April 10, 2014 -- Globe Specialty Metals, Inc. (NASDAQ:GSM) is pleased to announce the appointment of Mr. Bruce Crockett to the Company’s Board of Directors effective April 9, 2014.

Mr. Crockett is Chairman of the Invesco Mutual Funds Group and serves as a director of the Investment Company Institute. Mr. Crockett is the chairman of Crockett Technologies Associates and a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. As an employee of COMSAT since 1980, Mr. Crockett held various other operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett served as a director of Ace Limited from 1995 until 2012 and as a director of Captaris, Inc. from 2001 until its acquisition in 2008, and as Chairman from 2003 to 2008. Mr. Crockett is also a life trustee of the University of Rochester. Mr. Crockett will also serve on the Company’s audit committee.

The Company also announces the retirement of Tom Danjczek from its board of directors effective May 15, 2014.

Mr. Alan Kestenbaum, Executive Chairman of Globe Specialty Metals, said; “We are very fortunate to have Mr. Crockett join our very talented Board. His experience as a board member as well as in senior management positions provides unique insights on investors’ perspectives as well as on management and business operations. We also look forward to his active participation on our Audit Committee. We also wish to congratulate Tom Danjczek on his upcoming retirement from the Board. Tom has served us for more than five years in an exemplary manner and we wish him much success in his future endeavors.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in Miami, Florida. For further information please visit our web site at www.glbsm.com.

CONTACT: Globe Specialty Metals, Inc.

Joe Ragan, 786-509-6900

Chief Financial Officer

Email: jragan@glbsm.com

Or Jeff Bradley, 786-509-6900 Chief Executive Officer Email: jbradley@glbsm.com